INSPIREMD, INC.

2011 UMBRELLA Option Plan

1.	NAME

This plan, as amended from time to time, shall be known as the InspireMD, Inc. 2011 UMBRELLA Option Plan (the “Plan”).

2.	PURPOSE

The purpose and intent of the Plan is to serve as an incentive to attract new employees, consultants and service providers and retain, in the employ of InspireMD, Inc. (the “Company”) and its subsidiaries or affiliates (together: the “Group”), persons of training, experience and ability by providing them with opportunities to purchase shares of the Company, pursuant to the Plan approved by the board of directors of the Company (the “Board”).

This Plan shall serve as an “umbrella” plan for the Company and the entire Group worldwide. Therefore, if so required, appendices may be added to the Plan for the various international –parent or subsidiaries in order to accommodate local regulations that do not correspond to the scope of the Plan - at the discretion of the Board.   Any such appendices that the Company approves for purposes of using this Plan for an international parent or subsidiary will not affect the terms of this Plan for any other country.

Options (“Options”) granted or Shares issued under this Plan shall adhere to all applicable state, federal and foreign laws, including but not limited to the Israeli Income Tax Ordinance (New Version), 1961 (“Ordinance”). Such applicable state, federal and foreign laws, including the Ordinance together with any regulations, rules, orders or procedures promulgated thereunder and, all as may be amended from time to time shall be collectively referred as the “Tax Rules”.

Attached hereto as Appendix A is the 2006 Employee Stock Option Plan designated for Sections 102 and 3(i) of the Ordinance for the purposes of any grant to Israeli employees and officers of the Group and any other service providers or control holders of the Company who are subject to the Israeli Income Tax.

Attached hereto as Appendix B is the 2011 U.S. Equity Incentive Plan Designated for the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for the purposes of any grant to U.S. employees of the Group and any other service providers who are subject to the U.S. Income Tax.

The proceeds received from the issuance of Option Shares upon exercise of Options pursuant to the Plan shall be used for general corporate purposes.

3.	ADMINISTRATION

3.1.
A share option Administrator appointed and maintained by the Board for such purpose (the “Committee” or “Administrator”) shall have the power to administer the Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever. The Board shall appoint the members of the Administrator, and may from time to time remove members from, or add members to, the Administrator. In this Plan any reference to the term “Administrator” shall also mean the Board if no Committee is operating at that time in the Company.  Notwithstanding anything to the contrary, for purposes of the 2011 U.S. Equity Incentive Plan, to the extent necessary for any award granted thereunder to satisfy the requirements of Section 162(m) of the Code and and/or Rule 16b-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), member on any such Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and/or “non-employee directors” as defined in Rule 16b 3 promulgated under the Exchange Act.

3.2.
The Administrator shall select one of its members as its Chairman and shall hold its meetings at such times and places, as the chairman shall determine.  Actions at a meeting of the Administrator at which a majority of its members is present and vote for or acts reduced to or approved in writing by all of the members of the Administrator, shall be the valid acts of the Administrator. The Administrator shall make such rules and regulations for the conduct of its business as it shall deem advisable and may appoint a secretary, who shall keep records of its meetings.

3.3.
The Administrator shall designate participants (“Grantees”) and approve the grant of Options to the Grantees. Without derogating from the foregoing, the Administrator shall be authorized to issue on behalf of the Company shares underlying Options, which have been granted by the Administrator and duly exercised.

3.4.
Subject to the provisions of this Plan, the Administrator shall have full authority and discretion, from time to time and at any time, to determine the terms and conditions of respective share options agreements to be signed between the Company and each Grantee individually (“Option Agreement”) including, but not limited to: (i) the time or times and the conditions (including without limitation the accomplishment of various milestones by the Grantee) upon which the Options may vest; (ii) the equal or different exercise price of Options granted to Grantees; and (iii) the nature and duration of restrictions as to transferability. The Administrator is authorized to: (i) interpret the provisions and supervise the administration of the Plan; (ii) amend, modify and replace terms and conditions of Option Agreements, provided however, that such act in one case or for one or several Grantees, will not automatically entitle any other Grantee to the same treatment, and provided that a material adverse change in any executed Option Agreement requires the consent of the affected Grantee; (iii) convert un-vested Options from Previous Plans to Options under this Plan – subject to applicable laws; and (iv) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.5.
The Administrator may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best.  No member of the Board or of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.6.
A member of the Board or the Administrator shall be eligible to receive Options under the Plan while serving on the Board or the Administrator, subject to the restrictions of Interested Party Transactions as may be applicable, as defined in the Israeli Companies Law 1999 (the “Companies Law”).

3.7.	The interpretation and construction by the Administrator of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4.	RESERVED SHARES

The Company reserves 9,468,100 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) for purposes of the Plan, subject to adjustment in case of subdivision or combination of the Shares of the Company.  Such initial number may be increased from time to time by resolutions of the Board. Any Share under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

The Board may resolve to reserve out of the abovementioned pool (as may be increased from time to time) part of the reserved pool specifically for each separate appendix.

5.	AWARD OF OPTIONS

5.1.
The Administrator in its discretion may award to Grantees Options to purchase Shares in the Company available under the Plan. Options may be granted at any time after this Plan has been approved by the Board and until the end of the term of the Plan as provided in Section 11 below. Provided however that Options granted under Section 102(b) of the Ordinance and held in trust by a trustee, approved by the Israeli Tax Authorities in accordance with the provisions of Section 102(a) of the Ordinance, shall not be granted until the lapse of 30 days following the filing of the Plan with the Israeli Tax Authorities of a request by the Company to approve the Plan. The date of grant of each Option shall be the date specified by the Administrator at the time such grant is made, subject to applicable law (the “Date of Grant”).

5.2.
The Options granted pursuant to the Plan shall be evidenced by a written Option Agreement. The Option Agreement shall state, inter alia, the number of Shares covered thereby, the dates when the Options may be exercised (subject to Section 8), the exercise price and such other terms and conditions as the Administrator in its discretion may prescribe, provided that they are consistent with this Plan.

5.3.
The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of options pursuant to this Plan or any other share incentive or share option plan of the Company or any of its affiliates.

5.4.
Anything in this Plan to the contrary notwithstanding, all grants of Options to Directors, officers  and Office Holders (“Nose Misra” as such term is defined in the Companies Law, as amended from time to time), shall be authorized and implemented in accordance with the provisions of the Companies Law or other applicable related party transactions laws.

6.	OPTION EXERCISE PRICE

The exercise price per Share covered by each Option Agreement (the “Exercise Price”) shall be equal to the fair market value of the Share on the date of such grant based on a reasonable valuation method determined by a qualified independent appraiser and with respect to US Grantees as is determined in Article III to Appendix B hereto. Despite the aforesaid, the Administrator may determine Exercise Price for an Israeli Grantee lower than the fair market value as aforesaid, but subject to the Israeli law as shall be amended from time to time. Each Option Agreement shall contain the exercise price determined for each Grantee. Each vested Option shall entitle the Grantee to purchase one Share at the Exercise Price, subject to the provisions of the Plan, the Option Agreement and the Tax Rules.

7.	TERM AND EXERCISE OF OPTION

7.1.
Options shall be exercisable pursuant to the terms under which they were awarded as set forth in the Option Agreement and subject to the terms and conditions of this Plan and the Tax Rules; provided, however, that only vested Options may be exercised and that in no event shall an Option be exercisable after the expiration of ten (10) years from the date such Option is granted, unless another period (either shorter or longer) is specifically provided in the Option Agreement (“Term”).

Unless the Administrator provides otherwise, vesting of Options granted under the Plan shall be suspended during any unpaid leave of absence.

7.2.	Unless determined otherwise by the Administrator with regard to all or any of the Grantees or the Options, the Options will be exercisable into Option Shares, as follows:

a.
1/4 of the Options shall vest and become exercisable upon the expiration of twelve (12) months after the Date of Grant thereof (the “First Vesting Date”) provided, however, that the Grantee is continuously employed or engaged by the Group from the Date of Grant until the First Vesting Date;

b.
The remaining Options shall vest and become exercisable in 12 equal potions of 1/16 of the Options Shares, each portion on the last day of each of the 3-month period, the first of which shall commence on the 1st day following First Vesting Date (the “Quarterly Vesting “) provided, however, that the Grantee is continuously employed or engaged by the Group from the Grant Date until the end of Quarterly Vesting Period.

7.3.	Unless determined otherwise by the Administrator with regard to all or any of the Grantees or the Options, In the event that in any of the following events (each a “Transaction”):

(a)	a merger or consolidation of the Company (a “Merger”) with or into any company (the “Successor Company”) resulting in the Successor Company being the surviving entity; or

(b)
an acquisition of: (i) all or substantially all of the shares or assets of the Company in one or more related transactions to another party (a “Share Sale”), or (ii) all or substantially all of the assets of the Company, in one or more related transactions to another party, in each case such acquirer of shares or assets is referred to herein as the “Acquiring Company”;

unvested Options remain outstanding under the Plan shall be treated by the Successor Company or the Acquiring Company, as the case may be, at its sole discretion. The Successor Company or the Acquiring Company shall have the right, among other alternatives, to substitute the Options (vested and/or unvested) for its own securities (the “Substitute Shares”) or to retain this Plan with no change. In the event the Successor Company or the Acquiring Company chooses to substitute the Options for Substitute Shares, appropriate equitable adjustments shall be made in the purchase price per share of the Substitute Shares, and all other terms and conditions of the Option Agreements, such as the Vesting Dates, shall remain in force, all as will be determined by the Board of Directors whose determination shall be final.

7.4.
The Administrator shall have full authority to determine any provisions regarding the acceleration of the vesting period of any Option or the cancellation of all or any portion of any outstanding restrictions with respect to any Option or Ordinary Share upon certain events or occurrences, and to include such provisions in the Option Agreement on such terms and conditions as the Administrator shall deem appropriate.

7.5.
Subject to any provision in the Article of Association of the Company, as amended from time to time (the “Articles”), in the event of a Share Sale or a Merger, each Optionee shall  participate in the Share Sale or the Merger and sell or exchange, as the case may be, all of his or her Option Shares and vested Options in the Company, provided, however, that each such Options Share or Option shall be sold or exchanged at a price or ratio (as the case may be) equal to that of any other share of the same class sold or exchanged under the Share Sale or the Merger (minus the applicable exercise price), in accordance with the provisions of the Company's Articles of Association, while accounting for changes in such price or ratio due to the respective terms of any such Option.

7.6.
With respect to Option Shares held in trust the following procedure will apply in the event of a Transaction: the Trustee (as defined below) will transfer the Option Shares held in trust and sign any document in order to effectuate the transfer of Option Shares, including share transfer deeds, provided, however, that the Trustee receives a notice from the Board, specifying that: (i) all or substantially all of the issued outstanding share capital of the Company is to be sold or exchanged, and therefore the Trustee is obligated to transfer the Option Shares held in trust; (ii) the Company is obligated to withhold at the source all taxes required to be paid upon release of the Option Shares from the trust and to provide the Trustee with evidence, satisfactory to the Trustee, that such taxes indeed have been paid; (iii) the Company is obligated to transfer the consideration for the Option Shares directly to the Optionees subject to the Transaction agreements.

7.7.
Vested Options shall be exercisable by the Grantee's signing and returning to the Company at its principal office an “Exercise Notice” in such form and substance as may be prescribed by the Administrator from time to time.  The Exercise Notice shall be accompanied by payment of the Exercise Price.

7.8.
Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 8 hereof, if any Options have not been exercised and the Shares covered thereby not paid for within the Term, such Options and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall expire, the trust with respect to such Options, if applicable, shall expire and the Shares underlying such Options shall revert back to the Plan.

7.9.
Each payment shall be in respect of a whole number of Shares, shall be effected in cash or by a cashier's or certified check payable to the order of the Company, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

7.10.
Prior to the registration of the Grantee as holder of Shares in the Company’s register of shareholders upon exercise of the Option and subject to the other provisions of the Plan, the Grantees shall have none of the rights and/or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of Options, nor shall the Grantees be deemed to be a class of shareholders or creditors of the Company. Without prejudice to the generality of the aforesaid, Grantees shall not be entitled to participate in distribution of dividends, or in distribution of assets upon dissolution, nor be entitled to be invited to or participate and vote in General Meetings on account of Options which have not been exercised until 30 days before such distribution or meeting and subject to the other provisions of this Plan and its Appendixes.

7.11.
Without derogating from the aforesaid, in the Option Agreement, the Grantee will grant the Company's CEO or Chairman an irrevocable proxy (a “Voting Proxy”) to (i) represent the Grantee at, and to receive invitation for, all meetings of the shareholders of the Company, and to vote the Grantee's Option Shares at such meetings in the same proportion as the votes of Company's shareholders in such meetings; and/or (ii) waive all pre-emptive rights relating to the issuance by the Company of new securities, if the Grantees shall be entitled to such right. Upon the consummation of an IPO of Company shares, the Voting Proxy will be deemed cancelled and of no further effect.

7.12.
All Shares issued upon the exercise of Options shall be in all aspects, unless specifically otherwise stated herein, subject to and bound by the provisions of the Company's incorporation documents, as amended from time to time, and by any shareholders’ agreement to which the holders of ordinary shares of the Company are bound.

7.13.	Granting of an Option shall impose no obligation on the recipient to exercise such Option.

8.	TERMINATION OF ENGAGEMENT

8.1
If the Grantee shall cease to be employed or engaged by the Group, as the result of his resignation, then the Grantee shall have the right to exercise the Options, but only to the extent that the Options are exercisable as of the date Optionee resigns (according to the provisions of Section 7 above (Term and Exercise of Options)), within thirty (30) days as of the Termination Date, as that term is defined below.

8.2
If the Grantee shall cease to be employed or engaged by the Group, as the result of his dismissal without cause, then the Grantee shall have the right to exercise the Options, but only to the extent that the Options are exercisable on the date of Grantee's dismissal (according to the provisions of Section 7 above (Term and Exercise of Options)), within ninety (90) days after the Termination Date.

8.3
If the Grantee shall cease to be employed or engaged by the Group as the result of his disability, then the Option, to the extent that it is exercisable by him at the time he ceases to be employed or engaged by the Group, and only to the extent that the Option is exercisable as of such time as defined in Section 7 above, may be exercised by him within one (1) year, after the Termination Date.

8.4
If the Grantee shall die while employed or engaged by the Group, his estate, personal representative, or beneficiary shall have the right, subject to the provisions of Section 7 above, to exercise the Option (to the extent that the Optionee would have been entitled to do so at the time of his death) at any time within two (2) years from the date of his death.

8.5
If the Grantee shall be terminated for cause, then, all Options, (including vested Options) whether exercisable or not on the date that the Group delivers to the employee a termination notice, will expire and may not be further exercised, and the Shares covered by such Options shall revert to the Plan.

8.6
For the purpose of this Plan, “for cause” shall exist if Grantee (i) breaches any of the material terms or conditions of his employment agreement, or agreement to provide services to the Group, including, without limitation, the breach of any duty of non-disclosure or non-competition; (ii) engages in willful misconduct or acts in bad faith with respect to any company in the Group in connection with his employment or other agreement with the Group; or (iii) is convicted of a criminal offence involving moral turpitude.

8.7	For purposes of this Section 8 “Termination Date” shall mean the date on which Optionee’s employment or engagement with a any company in the Group is terminated.

8.8
The reason of termination notwithstanding, if during the period after the termination of Engagement during which the Grantee may still exercise Options, the Grantee breaches the confidentiality, non-competition, non-solicitation, non-use or assignment of intellectual property undertakings binding upon the Grantee, the Company shall have the right to effect a forfeiture of all Options (including vested Options) then outstanding, and the Shares covered by such Options shall revert to the Plan.

9.	ADJUSTMENTS AND SUBSTITUTION

Upon the occurrence of any of the following events, a Grantee's rights to purchase Shares under the Plan shall be adjusted or substituted as hereinafter provided.

9.1.
In the event that the Shares of the Company are subdivided or combined into a greater or smaller number of shares, or if the Shares of the Company are exchanged for other securities of the Company, by reason of a reclassification, recapitalization, consolidation, reorganization, dividend or other distribution (whether in the form of cash, stock or other property), stock split, spin-off, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, then each Grantee shall be entitled, upon exercise of the Options and subject to the conditions herein stated, to purchase such number of Shares or such other securities of the Company as were exchangeable for the number of Shares of the Company which such Grantee would have been entitled to purchase had the Grantee exercised the Options immediately prior to such an event, and appropriate adjustments shall be made in the Exercise Price per share to reflect such subdivision, combination or exchange.

9.2.
Subject to Section 7 above, in the event of a Transaction (defined above), while unexercised Options remain outstanding under the Plan, and the Administrator determines in good faith that adjustment to the Plan or any Option granted under the Plan is required in order to preserve the benefits or potential benefits to the Optionees the Administrator may at its sole discretion to (A) cause the Options to be substituted with the corresponding and adjusted number of options to purchase shares of the surviving entity (or an affiliated entity of the surviving entity) - of the same class and the same substitution rate as the shares received by the holders of Shares of the Company in exchange for their Shares or (B) in the event holders of the Shares received cash as consideration for their Shares in the Transaction, cause the Options to be cancelled in exchange for a cash payment equal to cash they would have received had they exercised their Options immediately prior to the Transaction, as adjusted for the payment of the appropriate exercise price. In the case of such substitution, appropriate adjustments shall be made in the quantity and exercise price to reflect such action, and all other material terms and conditions of the Option Agreements shall remain in force.

9.3.
In the event that the Company issues any of its Shares or other securities as bonus shares (stock dividend) upon or with respect to all its Shares, which are at the time subject to a right of purchase by a Grantee hereunder, each Grantee upon exercising an Option shall be entitled to receive (if he/she so elects), in addition to the exercised Shares, the appropriate number of bonus shares, on the same terms and conditions as offered to the other shareholders holding Shares of the Company, which he/she would have received had the exercise of the Options taken place prior to such issuance.

9.4.
The Administrator shall determine the specific adjustments to be made under this Section 9, and its determination shall be conclusive. The Administrator’s determination may differ from one Grantee to another, except that a determination of a specific adjustment under Section 9.1 shall be applied in the same manner to all applicable Grantees.

10.	ASSIGNABILITY AND SALE OF SHARES

10.1	Shares purchased hereunder shall not be assignable or transferable except pursuant to applicable laws and the Incorporation documents of the Company.

10.2
Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. This restriction applies also to Grantees which are not natural persons, unless such transfer is approved by the Administrator in writing, at its sole discretion. The terms of the Plan and the Option Agreement shall be binding upon the executors, administrators, heirs, successors and assignees of the Grantee.

10.3
The Company is relieved from any liability for the non-issuance or non-transfer or any delay in issuance or transfer of any Shares subject to Options under the Plan which results from the inability of the Company to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction, all requisite authority to issue or transfer the Shares upon exercise of the Options under the Plan, if counsel for the Company deems such authority necessary for lawful issuance or transfer of any such shares.  Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of Options to reflect such transfer restrictions.

11.	PERIOD AND AMENDMENT OF THE PLAN

11.1.
The Plan was adopted by the Board on March 28, 2011, and shall expire on March 27, 2021, unless earlier terminated in accordance with the terms of the Plan.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

11.2.
The Board may, at any time and from time to time, terminate or amend the Plan in any respect.  Provided, that the Company may not alter or impair the rights of a Grantee, without his/her consent, under any Option previously granted to the Grantee.

12.	CONTINUANCE OF ENGAGEMENT
Neither the Plan nor the Option Agreement shall impose any obligation on the Company or a related company thereof, to continue with any Grantee in its employ or to continue to receive services rendered by the Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or in rendering services to the Company or any other entity of the Group or restrict the right of the Company or any other entity of the Group to terminate such employment or rendering of services or consulting at any time, with or without Cause.

13.	GOVERNING LAW

The Plan, the Appendixes and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel, except that with respect to tax and corporate matters or issues, the laws of the relevant state or country according any appendix to this Plan, shall apply.

14.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option or from the payment for Shares or from sale or transfer of the Shares or from any other event or act hereunder (whether of the Grantee or of the Company or any entity within the Group), shall be borne solely by the Grantee. The Company and/or any entity within the Group shall withhold and/or deduct taxes according to all applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, to the extent legally permitted, each Grantee agrees to indemnify the Company and/or any other entity within the Group that engages the Grantee and/or the Company’s shareholders and/or directors and/or officers and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.  Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of a Grantee until all tax consequences (if any) arising from the exercise of such Options and sale of such Shares are resolved in a manner reasonably acceptable to the Company.

The Company may, if required under any applicable law, require that an Grantee deposit with the Company, in cash, at the time of exercise, such amount as the Company deems necessary to satisfy its obligations to withhold taxes or other amounts incurred by reason of the exercise or the transfer of shares thereupon.

15.	MULTIPLE AGREEMENTS

The terms of each Option and each Option Agreement may differ from other Options granted under the Plan or other Option Agreements signed at the same time, or at any other time. The Administrator may also authorize more than one Option Agreement to a given Grantee during the term of the Plan, with different terms in each.

16.	NOTICES

Each notice relating to the Plan shall be in writing and delivered in person or by first class mail; postage prepaid, to the address as hereinafter provided.  Each notice shall be deemed to have been given on the date it is received.  Each notice to the Company shall be addressed to it at its principal offices.  Each notice to the Grantee or other person or persons then entitled to exercise an Option shall be addressed to the Grantee or such other person or persons at the Grantee's last known address.

17.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

18.	TRANSFER OF SHARES

Any issued Option Shares shall, unless such shares are registered in accordance with the United States Securities Act – 1933 (the “Act”) or other similar acts in other countries, be sold only in accordance with exemptions under such Acts. There shall be no exercises, transfers, sales or other dispositions of issued Option Shares unless such shares are either registered or exempt from registration, provided, however, that in the event of an IPO, such exercise, transfer or other disposition will be subject to any lock up provision as agreed by the Company.

19.	INVESTMENT REPRESENTATION

Each Grantee exercising any Option under the Plan acknowledges, by virtue of such exercise, that the Company has not, as of the date of the approval of this Plan by the Board of Directors, registered the shares covered thereby under the Act.  The Grantee shall sign and deliver to the Company, if requested, a separate investment representation, certificate or such other document as may be required by the Company’s counsel, to such effect; and further providing that the Grantee is acquiring the Option for investment only and not with a view to distribution, provided, however, that such Option, representation, certificate or other document may provide that the said investment restriction shall not be operative as to such Option Shares as may in the future be registered with the Securities and Exchange Commission pursuant to the Act.  Furthermore, the Company may place a legend on any share certificate delivered to the Grantee to the effect that such shares were acquired pursuant to an investment representation and without registration of the shares.

***************************

APPENDIX A

INSPIREMD, INC.

2006 Employee Stock Option Plan

APPENDIX B

INSPIREMD, INC.

2011 U.S. Equity Incentive Plan

Designated for the U.S. Internal Revenue Code

ARTICLE I
Purpose

The purpose of this U.S. Equity Incentive Plan (the “U.S. Appendix”) shall be as defined in the InspireMD, Inc. 2011 UMBRELLA Option Plan (the “Plan”), and is intended to harmonize the terms and conditions of the Plan with the Code and provide specific provisions regarding Grantees that the US Tax Rules apply to them (the “US Grantees”). Unless expressly provided in this Appendix, the provisions of the Plan shall apply to US Grantees. Capitalized terms used and not otherwise defined in this Appendix have the meanings given to them in the Plan.

With respect to any Grantee who is subject to the reporting requirements of Section 16 of the Exchange Act, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act.  To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE II
Options and Shares

The Options granted and the Shares to be issued are as defined under the Plan.

Types of Options.  Options shall be granted under the Plan as Options that do not meet the requirements of Section 422 of the Code, as amended (the “Code”).  Options may be granted from time to time by the Board to all employees of the Company or of any parent or subsidiary company of the Company (as defined in Sections 424(e) and (f), respectively, of the Code), and also to all non-employee directors and consultants of the Company or any such other company.

Limitations on Options and Shares.  Notwithstanding anything to the contrary contained herein, subject to adjustment pursuant to Section 9 of the Plan, during any calendar year the maximum number of shares with respect to which Options may be granted to an officer of the Company (or any subsidiary) subject to Section 16 of the Exchange Act or a “covered employee” as defined in Section 162(m)(3) of the Code is one million (1,000,000) Shares.

Limitations on Grantees. means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

ARTICLE III
Exercise Price

The Exercise Price shall be as defined under the Plan provided that the Exercise Price shall be equal to the fair market value of the Share on the date of such grant based on a reasonable valuation method determined by a qualified independent appraiser which determination was made no more than twelve (12) months before the respective stock option grant date; provided however, that in the event that prior to the end of each such twelve (12) months period subsequent to the relevant appraisal date the Company undergoes an event which will have a material effect on the value of the Share, the Company shall carry out and receive an updated analysis from a qualified independent appraiser regarding the fair market value of the Share for any new grant. Each Option Agreement shall contain the exercise price determined for each Grantee. Each vested Option shall entitle the Grantee to purchase one Share at the Exercise Price, subject to the provisions of the Plan, the Option Agreement and the Tax Rules.

ARTICLE IV
Exercise of Options, Termination

The exercise and termination of any Option shall be as defined under the Plan and shall be subject to the following provisions:

Employees: Exercise of Option After Termination of Employment.  If the Grantee's employment with (a) the Company, (b) the Group or (d) a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, is terminated for any reason other than by disability (within the meaning of Section 22(e)(3) of the Code) or death, the Grantee may exercise only the rights that were available to the Grantee at the time of such termination and only within the time periods set forth under the Plan.  If the Grantee’s employment is terminated as a result of disability, such rights may be exercised only within the time periods set forth under the Plan.  Upon the death of the Grantee, his or her designated beneficiary or legal representative shall have the right, at any time within the time periods set forth under the Plan, to exercise in whole or in part any rights that were available to the Grantee at the time of death.  Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.

Directors: Exercise of Option After Termination of Services as a Director.  If the Grantee ceases to be a Director and no longer serves as a consultant or an employee of the Company or the Group, the Grantee or the Grantee’s legal representative may exercise only the rights that were available to the Grantee at the time of such termination and only within the time periods set forth under the Plan. Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.

Consultants: Exercise of Option After Termination of Consulting Relationship/Services Engagement.  If the Grantee’s consulting relationship or other services engagement with the Company or the Group is terminated for any reason, the Grantee or the Grantee’s legal representative may exercise only the rights that were available to the Grantee at the time of such termination and only within the time periods set forth under the Plan. Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.

ARTICLE V
Non-Transferability of Option Rights

Any Option granted hereunder shall be subject to the non-transferability restrictions as defined under the Plan.

Without derogating from the above, any Option shall not be transferable by the Grantee thereof otherwise than, in the case of an individual, by will or the laws of descent and distribution, and shall be exercisable, during the Grantee’s lifetime, only by the holder.  The Board may waive this restriction in any particular case, provided that the Options may be transferable only to the extent permitted by the Code.

ARTICLE VI
Restricted Stock

The Administrator may at it sole discretion grant Shares pursuant the Plan.

                      (a)            Terms.  The Administrator may issue Shares to employees, non-employee directors and consultants subject to forfeiture or to the Company’s right to repurchase such shares (“Restricted Stock”).  Shares of Restricted Stock may be issued without cash consideration or for such consideration as may be determined by the Administrator.  The Administrator shall determine the duration of the period of time (the “Restricted Period”) during which, the price (if any) at which, and the other conditions under which, the shares may be forfeited or repurchased by the Company and other terms and conditions of such grants.

                      (b)           Restrictions.  Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Administrator, during the Restricted Period.  Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the holder, shall contain such legend as the Administrator may require with respect to the restrictions on transfer and, if required by the Administrator, shall be deposited by the holder, together with a stock power endorsed in blank, with the Company.  At the expiration of the Restricted Period with respect to any of such shares, the Company shall deliver a certificate with respect to such shares, without a legend referring to the Plan’s restrictions on transfer, to the Grantee or, if the Grantee has died, to the Grantee’s designated beneficiary or legal representative.

                      (c)           Restricted Stock Purchase Agreement.  Each recipient of Restricted Stock shall enter into a Restricted Stock Purchase Agreement with the Company that shall specify the terms and conditions of such grant of Restricted Stock and shall contain such other terms and conditions not inconsistent with the provisions of the Plan and of this U.S. Appendix as the Administrator considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.  The form of such Restricted Stock Purchase Agreement may vary among Grantees.  The Restricted Stock Purchase Agreement may be amended by the Administrator in any respect, provided that the consent of the Grantee shall be required for any amendment, other than an amendment made in order to conform the Restricted Stock Purchase Agreement or the Plan or this U.S Appendix to restrictions imposed by securities or tax laws or regulations, that would materially and adversely affect the Grantee.

ARTICLE VII
Adjustments and Substitution

Upon the occurrence of any Transaction the required adjustment and substitution shall be implemented as defined under the Plan provided that any such adjustment shall comply with Section 409(A) of the Internal Revenue Code.

ARTICLE VIII
Changes in Capitalization

In case of any change in the capitalization of the Company, the appropriate equitable adjustments shall be made as defined under the Plan. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Option to violate Section 409A of the Code.  Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

ARTICLE IX
Rights of a Shareholder

The Grantee’s rights with respect to Shares to be acquired by the exercise of an Option shall be as defined under the Plan.

ARTICLE X
Compliance with the Law

The Company’s relief from any liability for the non-issuance or non-transfer or any delay in issuance or transfer of any Shares subject to Options shall be as defined under the Plan

Compliance with Securities Laws -  It shall be a condition to the Grantee’s right to purchase Shares that the Company may, in its discretion, require (a) that the Shares reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Grantee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Grantee, or both.  The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

Incorporation of Internal Revenue Code Section 409A - This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  To the extent that an award, issuance, and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Any provision of this Plan that would cause an award, issuance and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by applicable law).

ARTICLE XI
Tax Consequenses and Withholding

Any tax consequences arising from the grant or exercise of any shall be borne solely by the Grantee’ as defined under the Plan.

Without derogating from the above, the Grantee shall pay to the Company, or make provision satisfactory to the Commitee for payment of, any taxes required by law to be withheld in respect of any Option or Shares no later than the date of the event creating the tax liability.  In the Administrator’s sole discretion, such tax obligations may be paid in whole or in part in Shares, including Shares retained from the exercise of the Option or from the grant of Restricted Stock creating the tax obligation, valued at the fair market value of the Shares on the date of delivery to the Company as determined in good faith by the Administrator.  The Company and any of its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee.

ARTICLE XII
Interpretation

The interpretation and construction of any terms or conditions of the Plan, or of this U.S. Appendix or other matters related to the Plan by the Administrator shall be final and conclusive.

In the event of any contradiction between this U.S. Appendix and the Plan the terms of the Plan shall prevail, except of tax issues including provisions in the opinion of the Administrator that related to Internal Revenue Code Section 409A.

***************************